Exhibit 23.2

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No-333-74578) and related Prospectus of RF Micro Devices, Inc. and subsidiaries for the registration of 1,159,171 shares of its common stock and to the incorporation by reference therein of our report dated April 16, 2001, with respect to the consolidated financial statements of RF Micro Devices, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 2001 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.




                                                /s/ Ernst & Young LLP

Raleigh, North Carolina
January 16, 2002